EXHIBIT 99.1


On October 1, 2004, the Company issued the following press release:

PYR ENERGY CORPORATION
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                                  NEWS RELEASE
                                October 1, 2004

                       PYR Energy Announces New Director

     DENVER, -- PYR Energy Corporation (AMEX: PYR) today announced the appointment of Mr. Dennis M. Swenson to its Board of Directors. Mr. Swenson was a partner at Ernst & Young in Denver, Colorado from 1973 to 1991. From 1992 until his retirement in 2001, Mr. Swenson held various positions, including Executive Vice President, Chief Financial Officer and Consultant, of StarTek, Inc., a NYSE traded company with headquarters in Denver. Mr. Swenson will become Chairman of PYR's Audit Committee and also will be a member of its Compensation Committee.

     Mr. Swenson is replacing Mr. S.L. Hutchison, a member of PYR's Board of Directors since 1999, who served as PYR's Audit Committee Chairman.

     Scott Singdahlsen, Chairman and CEO of PYR, stated, "On behalf of the stockholders, management and employees of PYR Energy, I wish to thank Mr. Hutchison for his tremendous service to the Company and its stockholders. Mr. Hutchison has been a strong supporter of our efforts, and has been an unflinching advocate of independent oversight of our accounting and reporting. PYR Energy is very fortunate to have benefited form the services and advice of Mr. Hutchison, and we wish him the very best is his retirement."

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR's activities include select areas of the Rocky Mountain region, the San Joaquin Basin of California, East Texas, and the Gulf Coast. Additional information aobut PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.


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     This release contains forward-looking statements regarding PYR Energy
Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/or participants in any of the projects discussed.

Contacts:



Scott Singdahlsen, President                    1675 Broadway, Suite 2450
303.825.3748                                    Denver, CO  80202
                                                Fax 303.825.3768